Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
ICR, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2008 SECOND QUARTER RESULTS
•	Achieves Second Quarter Earnings Per Diluted Share of $0.08, Including One-Time Charge of $0.04 Per Diluted Share
•	Declares Quarterly Cash Dividend
EL SEGUNDO, Calif., July 31, 2008 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2008 second quarter ended June 29, 2008.
For the fiscal 2008 second quarter, net sales were $209.0 million, compared to net sales of $217.8 million for the second quarter of fiscal 2007. Same store sales declined 7.6% for the second quarter, primarily due to a mid-single digit decrease in customer traffic and continued weakness in the roller shoe product category, which accounted for approximately 140 basis points of the same store sales decline during the second quarter.
Gross profit for the fiscal 2008 second quarter was $68.4 million, compared to $74.8 million in the second quarter of the prior year. The Company’s gross profit margin was 32.7% in the fiscal 2008 second quarter versus 34.3% in the second quarter of the prior year. The Company achieved an 11 basis-point increase in product selling margins and lowered overall distribution center expenses versus the prior year despite operating 22 more stores and experiencing increased freight costs due to higher fuel prices. These benefits were offset by higher store occupancy costs and a $1.5 million one-time pre-tax charge to correct an error in the Company’s previously recognized straight-line rent expense, substantially all of which pertained to prior periods and accumulated over a period of 15 years. This charge accounted for approximately 75 basis points of the decline in gross profit margin during the second quarter.

Selling and administrative expense as a percentage of net sales was 30.8% in the fiscal 2008 second quarter versus 29.1% in the second quarter of the prior year, primarily due to lower sales levels and higher store-related expenses reflecting an increased store count.
Net income for the second quarter of fiscal 2008 was $1.7 million, or $0.08 per diluted share, compared to net income of $5.9 million, or $0.26 per diluted share, for the second quarter of fiscal 2007.
For the 26 week period ended June 29, 2008, net sales decreased $13.0 million, or 3.0%, to $421.9 million from net sales of $434.9 million for the same period last year. Same store sales decreased 6.4% in the first 26 weeks of fiscal 2008 versus the same period last year. Net income was $5.8 million, or $0.27 per diluted share, for the first 26 weeks of fiscal 2008, compared to net income of $13.5 million, or $0.59 per diluted share, for the same period last year.
Results for the second quarter and first 26 weeks of fiscal 2008 include a one-time pre-tax charge of $1.5 million, or $0.04 per diluted share, to correct an error in the Company’s previously recognized straight-line rent expense, substantially all of which pertained to prior periods and accumulated over a period of 15 years. The Company has determined this charge to be immaterial to its prior year and current year financial statements.
“Given the challenging sales environment, we are pleased with our second quarter earnings results, which came in at the high end of our expectations on an operational basis, but were impacted by the one-time charge relating to lease accounting,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We achieved meaningful savings ahead of our plan in several major expense areas of our business, including store-level, distribution center, advertising and corporate administrative expense. We continued with our strong inventory management and completed the second quarter with chain-wide product inventories down from the prior year while operating 22 additional stores. On a per-store basis, product inventories were down 6.3% versus the prior year. We have further improved inventory comparisons during the third quarter to date.”
Mr. Miller continued, “We believe that we have a solid grasp on the controllable aspects of our business in the current environment and remain committed to our overall business model, including securing quality new store locations, refining our merchandise mix and promotional plans, managing inventory and controlling expenses.”
Quarterly Cash Dividend
The Company’s Board of Directors has declared a quarterly cash dividend of $0.09 per share of outstanding common stock, which will be paid on September 15, 2008 to stockholders of record as of August 29, 2008. Based on the current price of the Company’s stock, this dividend equates to an annualized dividend yield of approximately 4%.

Share Repurchases
During the fiscal 2008 second quarter, the Company repurchased 210,474 shares of its common stock for a total expenditure of $1.7 million. As of the end of the fiscal 2008 second quarter, the Company had approximately $15.0 million available for future stock repurchases under its $20.0 million share repurchase program authorized in the fiscal 2007 fourth quarter.
Guidance
The Company’s guidance for the remainder of fiscal 2008 assumes that sales will continue to be impacted by a challenging consumer environment. Based on that assumption, the Company is providing the following guidance:
•	For the fiscal 2008 third quarter, a decline in same store sales in the mid-single digit range and earnings per diluted share in the range of $0.14 to $0.20; and
•	For the fiscal 2008 full year, a decline in same store sales in the mid-single digit range. Based on the Company’s results for the first half of fiscal 2008 and outlook for the second half of the year, the Company now expects earnings per diluted share for the fiscal 2008 full year in the range of $0.60 to $0.80.
A material improvement or decline in the overall consumer environment during the remainder of the year could materially impact the Company’s performance relative to this guidance.
Store Openings
The Company opened six new stores during the second quarter of fiscal 2008, including one relocation of a store that was closed after the end of the quarter. The Company ended the second quarter with 370 stores in operation. The Company anticipates opening four new stores during the fiscal 2008 third quarter, and has closed the store that was relocated during the second quarter. The Company anticipates opening approximately 20 new stores, net of relocations and closures, during fiscal 2008.
Conference Call Information
The Company will host a conference call and audio webcast today at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the fiscal 2008 second quarter. The webcast will be available at www.big5sportinggoods.com and archived for 30 days. Visitors to the website should select the “Investor Relations” link to access the webcast.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 369 stores in 11 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates, credit availability and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2008. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.
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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION CONDENSED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	June 29,	December 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,717	$9,741
Accounts receivable, net of allowances of $298 and $405, respectively	9,198	14,927
Merchandise inventories, net	251,399	252,634
Prepaid expenses	7,725	7,069
Deferred income taxes	7,550	8,051

Total current assets	281,589	292,422

Property and equipment, net	91,396	93,244
Deferred income taxes	14,797	12,780
Other assets, net of accumulated amortization of $267 and $241, respectively	1,024	1,044
Goodwill	4,433	4,433

Total assets	$393,239	$403,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$100,415	$95,310
Accrued expenses	47,782	62,429
Current portion of capital lease obligations	1,308	1,649

Total current liabilities	149,505	159,388

Deferred rent, less current portion	23,483	22,075
Capital lease obligations, less current portion	1,765	2,279
Long-term debt	103,334	103,369
Other long-term liabilities	7,657	7,657

Total liabilities	285,744	294,768

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,004,087 and 22,894,987 shares, respectively; outstanding 21,631,549 and 22,012,691 shares, respectively	229	228
Additional paid-in capital	91,795	90,851
Retained earnings	36,047	34,137
Less: Treasury stock, at cost; 1,372,538 and 882,296 shares, respectively	(20,576)	(16,061)

Total stockholders’ equity	107,495	109,155

Total liabilities and stockholders’ equity	$393,239	$403,923

BIG 5 SPORTING GOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Net sales	$208,995	$217,846	$421,861	$434,853
Cost of sales (1) (2)	140,620	143,085	281,903	284,337

Gross profit (1) (2)	68,375	74,761	139,958	150,516
Selling and administrative expense (1)	64,393	63,466	127,623	125,255

Operating income	3,982	11,295	12,335	25,261
Interest expense	1,156	1,473	2,745	2,922

Income before income taxes	2,826	9,822	9,590	22,339
Income taxes	1,102	3,879	3,746	8,809

Net income (2)	$1,724	$5,943	$5,844	$13,530

Earnings per share:
Basic	$0.08	$0.26	$0.27	$0.60

Diluted	$0.08	$0.26	$0.27	$0.59

Dividends per share	$0.09	$0.09	$0.18	$0.18

Weighted-average shares of common stock outstanding:
Basic	21,684	22,691	21,785	22,683

Diluted	21,693	22,847	21,793	22,825

(1) Historically, the Company has presented total depreciation and amortization expense separately on the face of the interim unaudited condensed consolidated statement of operations and corporate headquarters’ occupancy costs within cost of sales. In the fourth quarter of fiscal 2007, as presented in our Annual Report on Form 10-K for the year ended December 30, 2007, the Company retrospectively changed the classification of distribution center and store occupancy depreciation and amortization expense to cost of sales and store equipment and corporate headquarters’ depreciation and amortization expense to selling and administrative expense. Depreciation and amortization expense is no longer presented separately in the interim unaudited condensed consolidated statement of operations. The corporate headquarters’ occupancy costs are now included in selling and administrative expense. The Company reclassified its prior period interim unaudited condensed consolidated statement of operations and related discussion and analysis to conform to the new presentation, which increased cost of sales and decreased gross profit for the 13 weeks and 26 weeks ended July 1, 2007, by $2.3 million and $4.6 million, respectively, and increased selling and administrative expense for the 13 weeks and 26 weeks ended July 1, 2007, by $1.9 million and $3.8 million, respectively, from amounts previously reported. This reclassification had no effect on the Company’s previously reported operating or net income, interim unaudited condensed consolidated balance sheet and interim unaudited condensed consolidated statement of cash flows, and is not considered material to any previously reported consolidated financial statements.
(2) In the second quarter of fiscal 2008, the Company recorded a pre-tax charge of $1.5 million to correct an error in its previously recognized straight-line rent expense, substantially all of which related to prior periods and accumulated over a period of 15 years. This charge reduced net income by $0.9 million, or $0.04 per diluted share. The Company determined this charge to be immaterial to its prior periods’ and current year consolidated financial statements.